$1,500,000,000                                        FILED PURSUANT TO RULE 433

FLOATING RATE NOTES DUE 2011                              FILE NO. 333-132177

                                [citigroup Logo]

--------------------------------------------------------------------------------
Terms and Conditions:
--------------------------------------------------------------------------------
Issuer:                             Citigroup Inc.
--------------------------------------------------------------------------------
Ratings:                            Aa1/AA-/AA+ (Moody's/S&P/Fitch)
--------------------------------------------------------------------------------
Trade Date:                         May 11, 2006
--------------------------------------------------------------------------------
Settlement Date:                    May 18, 2006 (T+5 days)
--------------------------------------------------------------------------------
Maturity:                           May 18, 2011
--------------------------------------------------------------------------------
Par Amount:                         U.S.$1,500,000,000
--------------------------------------------------------------------------------
Ranking:                            Senior
--------------------------------------------------------------------------------
Coupon:                             Three-month USD LIBOR (Telerate)
                                    plus 0.09% per annum.
--------------------------------------------------------------------------------
Public Offering Price:              100.000%
--------------------------------------------------------------------------------
Gross Fee:                           0.250%
  Management Fee:                     .025%
  Underwriting Fee:                   .025%
  Sales Concession:                   .200%
  Re-allowance:                       .150%
--------------------------------------------------------------------------------
Purchase Price to Managers:         99.750%
--------------------------------------------------------------------------------
Net Proceeds to Citigroup:          $1,496,250,000
--------------------------------------------------------------------------------
Interest                            Payment Dates: The 18th day of each
                                    February, May, August and November of each
                                    year, commencing August 18, 2006, with
                                    adjusted modified following business day
                                    convention.
--------------------------------------------------------------------------------
Interest Rate Determination Dates:  Two London business days prior to the start of each Interest Payment Date.
--------------------------------------------------------------------------------
Day Count:                          Actual/360
--------------------------------------------------------------------------------
Defeasance:                         Applicable. Provisions of Sections 11.03 and
                                    11.04 of the Indenture apply.
--------------------------------------------------------------------------------
Redemption at Issuer Option:        Only for tax purposes.
--------------------------------------------------------------------------------
Redemption for Tax Purposes:        Applicable at issuer option if, as a result
                                    of changes in U.S. tax law, withholding tax
                                    or information reporting requirements are
                                    imposed on payments on the notes to
                                    non-United States persons. Redemption as a
                                    whole, not in part.
--------------------------------------------------------------------------------
Sinking Fund:                       Not applicable.
--------------------------------------------------------------------------------
Listing:                            Application will be made to list the notes
                                    on the regulated market of the Luxembourg
                                    Stock Exchange
--------------------------------------------------------------------------------
Minimum Denomination / Multiples:   $100,000/multiples of  $1,000 in excess
                                    thereof
--------------------------------------------------------------------------------
                                                      Principal Amount Purchased
--------------------------------------------------------------------------------
Sole Book Manager:  Citigroup Global Markets Inc.        $1,260,000,000 (84.00%)
--------------------------------------------------------------------------------
Senior Co-Managers: Bear, Stearns & Co. Inc.                $41,250,000  (2.75%)
                    Goldman, Sachs & Co.                    $41,250,000  (2.75%)
                    Lehman Brothers Inc.                    $41,250,000  (2.75%)
                    UBS Securities LLC                      $41,250,000  (2.75%)

Co-Managers:        Banc of America Securities LLC          $15,000,000  (1.00%)
                    Barclays Capital Inc.                   $15,000,000  (1.00%)
                    Deutsche Bank Securities Inc.           $15,000,000  (1.00%)
                    SBK-Brooks Investment Corp.             $15,000,000  (1.00%)
                    Utendahl Capital Partners, L.P.         $15,000,000  (1.00%)
--------------------------------------------------------------------------------
     Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.